Exhibit 99.1

Avanir Pharmaceuticals Prevails in NUEDEXTA Patent Trial Resulting in Exclusivity Through 2026

ALISO VIEJO, Calif., April 30, 2014, 2014 — Avanir Pharmaceuticals, Inc. (NASDAQ: AVNR) today announced that the U.S. District Court for the District of Delaware has ruled in favor of Avanir in the company’s patent infringement lawsuit against Par Pharmaceuticals, Inc. and Impax Laboratories, Inc. in conjunction with their Abbreviated New Drug Applications (‘ANDAs’) for generic versions of NUEDEXTA® (dextromethorphan hydrobromide/quinidine sulfate) capsules for the treatment of pseudobulbar affect.

Following a six day bench trial in the District of Delaware, Judge Leonard P. Stark issued a ruling upholding the validity of the patents covering NUEDEXTA (US Patent Nos. RE38,115, 7,659,282 (the “’282 patent”) and 8,227,484 (the “’484 patent”), and holding that the proposed ANDA formulations infringe the claims of the ’282 patent and ’484 patent.

“We are very pleased with the Court’s decision, as it confirms our continued belief in the strength of the patents covering NUEDEXTA,” said Keith A. Katkin, president and chief executive officer of Avanir. “Our focus remains on making NUEDEXTA available to patients suffering from the debilitating condition of PBA. This decision provides twelve-plus years of market exclusivity for NUEDEXTA.”

NUEDEXTA remains the only FDA-approved product for the treatment of pseudobulbar affect.

About NUEDEXTA

NUEDEXTA is an innovative combination of two well-characterized components; dextromethorphan hydrobromide (20 mg), the ingredient active in the central nervous system, and quinidine sulfate (10 mg), a metabolic inhibitor enabling therapeutic dextromethorphan concentrations. NUEDEXTA acts on sigma-1 and NMDA receptors in the brain, although the mechanism by which NUEDEXTA exerts therapeutic effects in patients with PBA is unknown.

NUEDEXTA Important Safety Information

NUEDEXTA is indicated for the treatment of pseudobulbar affect (PBA). PBA occurs secondary to a variety of otherwise unrelated neurological conditions, and is characterized by involuntary, sudden, and frequent episodes of laughing and/or crying. PBA episodes typically occur out of proportion or incongruent to the underlying emotional state.

Studies to support the effectiveness of NUEDEXTA were performed in patients with amyotrophic lateral sclerosis (ALS) and multiple sclerosis (MS). NUEDEXTA has not been shown to be safe and effective in other types of emotional lability that can commonly occur, for example, in Alzheimer’s disease and other dementias.

NUEDEXTA and certain other medicines can interact, causing serious side effects. If you take certain drugs or have certain heart problems, NUEDEXTA may not be right for you.

NUEDEXTA causes dose-dependent QTc prolongation. When initiating NUEDEXTA in patients at risk for QT prolongation and torsades de pointes, electrocardiographic (ECG) evaluation should be conducted at baseline and 3-4 hours after the first dose.

The most common adverse reactions are diarrhea, dizziness, cough, vomiting, asthenia, peripheral edema, urinary tract infection, influenza, increased gamma-glutamyltransferase, and flatulence. NUEDEXTA may cause dizziness.

These are not all the risks from use of NUEDEXTA. Please refer to full Prescribing Information at www.NUEDEXTA.com.

About Avanir Pharmaceuticals, Inc.

Avanir Pharmaceuticals, Inc. is a biopharmaceutical company focused on bringing innovative medicines to patients with central nervous system disorders of high unmet medical need. As part of our commitment, we have extensively invested in our pipeline and are dedicated to advancing medicines that can substantially improve the lives of patients and their loved ones. For more information about Avanir, please visit www.avanir.com.

AVANIR® and NUEDEXTA® are trademarks or registered trademarks of Avanir Pharmaceuticals, Inc. in the United States and other countries. All other trademarks are the property of their respective owners.

©2014 Avanir Pharmaceuticals, Inc. All Rights Reserved.

Forward Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements regarding Avanir’s plans, potential opportunities, financial or other expectations, projections, goals objectives, milestones, strategies, market growth, timelines, legal matters, product pipeline, clinical studies, product development and the potential benefits of its commercialized products and products under development are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks and uncertainties associated with : the difficulty in predicting the timing and outcome of an appeal of the Court’s decision; whether any other companies will submit ANDAs for generic versions of NUEDEXTA; Avanir’s operating performance and financial position; the market demand for and acceptance of Avanir’s products domestically and internationally; research, development and commercialization of new products domestically and internationally; obtaining additional indications; obtaining and maintaining regulatory approvals domestically and internationally; and other risks detailed from time to time in the Company’s most recent Annual Report on Form 10-K and other documents subsequently filed with or furnished to the Securities and Exchange Commission. These forward-looking statements are based on current information that may change and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the issuance of this press release.

Avanir Investor & Media Contact

Ian Clements, PhD

ir@avanir.com

+1 (949) 389-6700